MINERAL LEASE AGREEMENT AND OPTION TO PURCHASE

This, MINERAL LEASE AGREEMENT AND OPTION TO PURCHASE hereinafter referred to as "Agreement," made and entered into by and between IMA-1, LLC, 2705 Lorraine Drive, Missoula, MT 59803 hereinafter referred to as "Owner," and Bardswich, Idaho, LLC, 571 Cedar Hills Road, Whitehall, MT 59759. its assigns and successors, hereinafter referred to as "Lessee."

RECITALS

A. Owner represents that it is in possession, to best of Owners understanding, of all interests in two Assessor parcels numbered T-487 and T-491 in Section 22, 22 Patented Mining Claims located in Sections  13, 14, 23, 24, plus N½NW¼, less exceptions; N½NE¼, less exceptions; S½SE¼ less exceptions; located in Section 27, hereinafter collectively referred to as the "Premises," situated in Township 14 North, Range 23 West, Boise Meridian, Lemhi County, State of Idaho, more particularly described in Exhibit "A" attached to this Agreement and incorporated by reference in this Agreement.

B.  Lessee desires to obtain and Owner is willing to grant a mining lease of the Premises, together with an exclusive option to purchase the Premises upon the terms and conditions herein set forth.

C.  Lessee desires to examine the mineral potential of the Premises and possibly to develop commercial mines thereon.

NOW THEREFORE, in consideration of their mutual covenants and agreements herein, the parties hereby agree as follows:

1.   Grant.

1.1

Grant of Exploration Privilege.  Owner hereby grants to Lessee, its successors and assigns the exclusive right and privilege to enter upon the Premises for the purposes of exploration, prospecting and development, production, removal and sale of all minerals, mineral substances, metals, ore bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located thereon as may be reasonably needed for such purposes.

THIS AGREEMENT IS SUBJECT TO ARBITRATION §27-5-114 MCA

1.2

Grant of Mineral Rights.  Owner hereby grants, leases and demises the Premises, and warrants peaceable enjoyment of the Premises pursuant to the warranties contained herein, unto Lessee, its successors and assigns, for the term and for the purposes hereinafter provided.  The term "Premises" as used herein includes all of the right, title and interest of Owner in the Patented Mining Claims and Fee Land described herein and including Unpatented Mining Claims located by Lessee and or their Agents, Assignees in the Area of Interest lying within two miles from the perimeter as described under Section 5. 2 Definitions.

1.3

Grant Purposes.  The purposes of this Agreement are to grant to Lessee, its successors and assigns, the exclusive right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing, reprocessing of tailings and mine dumps, mining (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), extracting, milling, smelting, refining, stockpiling, storing, processing, removing and  marketing therefrom all ores, metals, minerals, mineral products (including intermediate products) and materials of every nature or sort (Mineral Substances), and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulageways, utility lines, reservoirs and waterways, and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted under this Agreement.  Lessee, its successors and assigns, shall have sole and exclusive custody, possession, ownership and control of all ore, rock, drill core and other Mineral Substances extracted or removed from the Premises and may sell or otherwise dispose thereof.

1.4

Water Rights.  Lessee shall have the right, subject to the regulations of the State of Idaho concerning the appropriation and taking of water, to drill wells for the water on the Premises, and may lay and maintain all necessary water lines as may be required by Lessee in its operations on the claims; provided, however, that all such wells shall be constructed in compliance with the regulations of the State of Idaho and such wells installed by Lessee shall, on the cancellation or termination of this Agreement, become the property of Owner, unless this Agreement is terminated by exercise of the option granted by paragraph entitled "Option".  In the event of assignment by Lessee to Owner, Lessee will cease to have any rights or liability to the wells and water rights.  The purchase shall include any and all water rights relevant to the Premises held by Owner.  Such water rights shall be transferred to Lessee upon the exercise of the option.

1.5

Limitation.  The performance by Lessee of its duties and obligations under this Agreement shall not bind and obligate Lessee to perform any additional services to Owner nor to invest any funds of any nature whatsoever in the exploration of, development or delineation of the Premises.  Lessee may explore, conduct geological and geophysical investigations, map, drill or otherwise seek, in the manner and to the extent that Lessee, in its sole discretion, deems advisable, to locate and develop ores, minerals and metals in commercial quantities in and upon the Premises.  Only the express duties and obligations provided under this Agreement shall be binding upon Lessee and Lessee shall have no duties or obligations, implied or otherwise, to explore for, develop, and/or mine mineral ores within the Premises, it being understood that the payments described herein are in lieu of any such implied or other duties or obligations.

1.6

Relationship of the Parties.  Nothing contained herein shall be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever.  Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Premises or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein.  In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the Premises.

2

Option to Purchase.  Owner hereby grants to Lessee, its successors and assigns the sole and exclusive option (the "Option), to purchase all of Owner's property, more particularly described in Exhibit "A" referred to as the "Premises,", for a total cash consideration of Five Million Dollars, United States Dollars ($5,000,000.00 USD) (the "purchase price").  When all payments have been made, the Option shall be deemed, fully exercised.  All minimum royalty payments and net smelter return payments will be credited against this purchase price.  The sale and purchase of the Premises shall be closed as follows:

2.1

Instruments to be Executed by Owner.  Upon exercise of the Option granted herein, Owner, at any time before or after the closing date, shall execute, acknowledge and deliver any further deeds, conveyances and other assurances reasonably requested by Lessee, and shall take any other action consistent with the terms of this Agreement, that may reasonably be requested for the purpose of transferring and conveying to Lessee the Premises to be conveyed and transferred by this Agreement.

2.2

Closing Costs.  Lessee shall pay for the revenue stamps, if any, the cost of escrow, including the cost of preparation of any title reports, and all recording costs incurred in the consummation of the transaction provided for in this Agreement.

2.3

Accrued Taxes.  Payment of any and all state and local real and personal property taxes on the Premises not otherwise provided for herein shall be prorated between the parties as of the closing date upon a thirty day month.  Lessee shall pay all taxes levied against the Premises during the term of this Agreement.  If Owner receives tax bills or claims which are the responsibility of Lessee hereunder, the same shall be promptly forwarded to Lessee for appropriate action.  Lessee shall provide Owners with copies of receipts within two weeks of payment of such taxes.

2.4

Escrow.  The parties shall establish an escrow for the orderly exercise of the Option and the orderly purchase of the Premises to be completed within 30 days of the exercise date.  The parties shall execute and deliver to a mutually acceptable escrow holder, escrow instructions consistent with the terms and conditions of this Agreement, and, in the event the parties do not execute and deliver such escrow instructions, this Agreement shall constitute the parties' escrow instructions.  Lessee shall execute and deposit into escrow a Release of this Agreement, and the escrow holder shall be instructed not to record of deliver same to Owner unless this Agreement is terminated, except by termination upon Lessee’s exercise of the Option, in which case the Release shall be delivered to Owner.  Owner shall execute and acknowledge a Quit Claim Deed and deposit into escrow prior to the final payment being made pursuant to the payment schedule described in Paragraph 4.1.  The escrow holder shall be instructed not to record or deliver same to Lessee in the event of any default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement.

3.

Duration.  For purposes of this Agreement, the effective date shall be March 1, 2007.  The term of this Agreement shall be until the total purchase price of Five Million Dollars, United States Dollars ($5,000,000.00 USD) has been paid in full, unless sooner terminated or canceled as hereinafter provided. While this Agreement is in effect, each successive one (1) year period commencing with the effective date and each annual anniversary date thereof shall be deemed an option year.

4.

Advance Minimum Royalty Payments.

4.1

Advance Minimum Royalty Payments.  Lessee shall pay to Owner, Advance Minimum Royalty Payments in the amounts and on or before the dates described below:

Date of Payment

Amount

On Signing

$40,000.00

On or Before 6 Months after signing

$60,000.00

On or Before 1 year after signing

$100,000.00

On or Before 2 year after signing

$100,000.00

On or Before 3 year after signing

$100,000.00

On or Before 4 year after signing

$200,000.00

Each yearly anniversary thereafter

until the total purchase price of

Five Million Dollars, ($5,000,000.00)

has been paid, unless terminated or canceled.

$200,000.00

Timely payment in the manner provided herein, mailed to the address as listed, shall maintain this Agreement in full force and effect:

IMA-1, LLC

2705 Lorraine Drive

Missoula, MT 59803

Lessee shall be obligated to deliver only one (1) check or payment, and Lessee shall have no responsibility for disbursement or distribution of any such payment after receipt by Owner.

4.2

Production Royalty.  All advance minimum royalty payments described in Section 4.1 shall be credited against the production royalty and option purchase price.  If the Premises (including unpatented mining claims located by Lessee, its agents or assigns within the area of Interest as described under Section 5. Definitions) are placed into commercial production, Lessee agrees to pay to Owner a Net Smelter Returns Royalty of Three percent (3%) on production of molybdenum, copper, lead, and zinc and a Net Smelter Returns Royalty of Five percent (5%) from all other ores, minerals, or other products removed from the Premises (including unpatented mining claims located by Lessee, its agents or assigns within the area of Interest as described under Section 5 Definitions).  Payments of such Net Smelter Returns Royalty from the proceeds received from production shall be determined at the end of each calendar quarter after the effective date.  Payments of the Net Smelter Returns Royalty shall be made within thirty (30) days after the end of each calendar quarter for which Net Smelter Returns Royalty is determined to be payable on the date on which Lessee receives a smelter or refinery statement for production during such calendar quarter, whichever date is later, mailed to the address as listed.

IMA - 1, LLC

2705 Lorraine Drive

Missoula, MT 59803

Lessee shall be obligated to deliver only one (1) check or payment, and Lessee shall have no responsibility for disbursement or distribution of any such payment after receipt by Owner or Bank described above.  At the time of making such payment, Lessee shall deliver to Owner a statement showing the amount of production royalty due and the manner in which it was determined and shall submit to Owner data reasonably necessary to enable Owner to verify the determination.

4.3

Recoupment of Advance Minimum Royalties. All advance minimum royalty payments shall be recouped by Lessee, by crediting such advance royalties against and deducting them from Net Smelter Returns Royalty.

4.4

Audit.  After the Premises are placed into commercial production as defined herein below, Owner or its authorized agents shall have a right to audit and inspect Lessee's accounts and records used in calculating payments to Owner hereunder, which right may be exercised as to each payment at any reasonable time during a period of one (1) year from the date on which the payment was made by Lessee.  If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

5.

Definitions.  The following defined terms, wherever used in this Agreement, shall have the meanings as set forth below:

5.1

“Area of Interest" shall mean the area lying within two miles from the perimeter of the Patented Mining Claims described in Exhibit "A" on the date of this Agreement, together with any unpatented mining claims all or any part of which is within the area of first above described located by Lessee, its agents and/or assignees.  The Area of Interest will not include any other patented lands leased or purchased, but will include all unpatented mining claims located by Lessee, its agents and/or assignees.

5.2

"Commercial production."  For the purposes of this Agreement, the Premises shall come into commercial production on the date upon which ore mined from the Premises is first delivered to a purchaser on a commercial basis or on the date upon which concentrates or other products derived therefrom are first delivered to a purchaser on a commercial basis, whichever date is earlier, it being agreed that deliveries of such ores, concentrates or other products resulting from pilot or test operations shall not be considered as deliveries on a commercial basis for the purposes of this paragraph.  Lessee shall deliver to Owner notice indicating said date as soon as practicable after the occurrence thereof.

5.3

"Net Smelter Returns" means for any period/year the amount of earned revenues actually paid to and received by Lessee, its agents and/or assigns by any smelter, refinery or other purchaser (hereinafter "smelter") of metals, ores, minerals or mineral substances, or concentrates produced therefrom for products mined from the Premises, including unpatented mining claims located by Lessee, its agents or assigns within the area of Interest as described under Section 5 Definitions, less all of the following:

5.3.1 Custom smelting costs, treatment charges and penalties, including, but without being limited to, metal losses, penalties, for impurities and charges for refining, selling, and transportation from smelter to refinery and from refinery to market;

5.3.2 Cost of transporting product from the property to a concentrator or other place of treatment;

5.3.3 Costs of transporting product from the concentrator to a smelter or other place of treatment; and

5.3.4 Production taxes, gross and/or net proceeds of mines taxes, severance taxes and sales, privileges and other taxes levied on product or on the production thereof.

5.4

"Owner" shall mean IMA - 1, LLC, 2705 Lorraine Drive Missoula, MT 59803, and all persons, individually and collectively, having an interest in the Premises and executing this Agreement, or a counterpart thereof, other than Lessee.

5.5

"Product" shall mean the following:

5.5.1

All ore mined or removed from place in the Premises during the term hereof and shipped and sold by Lessee prior to treatment; and,

5.5.2

All concentrates, precipitates and mill products produced by or for Lessee from ore mined or removed from place in the Premises, or from ore leached in place in the Premises, during the term of this Agreement.

5.6

"Lessee" shall mean Bardswich, Idaho, LLC, its assigns and successors.

5.7

"Waste" shall mean earth, rock or material mined or removed from place in the Premises during the term of this Agreement, but which is not "Ore" as defined above.

6.

Compliance with the Law.  All exploration and development work performed by Lessee during the term of this Agreement shall conform with the applicable laws and regulations of the State of Idaho and the United States of America.  Lessee shall be fully responsible for compliance with all applicable Federal, State and Local reclamation statutes, regulations and ordinances relating to such work, all at Lessee 's cost, and Lessee shall indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Lessee failure to perform its obligations hereunder.  Lessee will comply with all reclamation statues, even if a small mine is put in production and abandoned.

6.

Mining Practices; Inspection of Data; Reports.

6.1

Mining Practices.  Lessee shall work the Premises in a miner-like fashion and manner consistent with safe and economical mining and with due regard to the development and preservation thereof as workable mining properties.

6.2

Inspection of Data.  Owner shall have the right to examine non-interpretive factual data in the possession of Lessee during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner such that such inspection does not interfere with the operations of Lessee.

7.

Cross Mining.  Lessee is hereby granted the right, if it so desires, to mine and remove ore, product and materials from the Premises through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby property owned or controlled by Lessee.  Lessee may, if it so desires, use the Premises and any shafts, openings and pits therein for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby property, or for any purpose connected  therewith.  The operations of Lessee on the Premises and Lessee's operations on other lands may be conducted upon the Premises and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land.  Nothing herein shall relieve Lessee from its obligations for payments or reports as set forth in this Agreement.

8.

Stockpiling; Waste.

8.1

Stockpiling on Other Lands.  Lessee shall have the right, at any time during the term hereof, to stockpile any ore or product mined or produced from the Premises at such place or places as Lessee may elect, without the obligation to remove or return the same, either upon the Premises or upon any other lands owned or controlled by Lessee or its successors and assigns.  The rights and liens of Owner in and to any such ore or product stockpiled on other lands shall not be divested by the removal thereof from the Premises, but shall be the same in all respects as though such materials had been stockpiled on the Premises.  The stockpiling of ore or product from the Premises on other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Owner's interest.  The tax covenants described in this Agreement shall apply to ore and product from the Premises stockpiled on other lands.

8.2

Stockpiling on the Premises.  Lessee shall have the right, at any time during the term hereof, to stockpile on the Premises, without the obligation to remove or return the same, any ore or materials mined or produced by Lessee or its affiliated companies from other lands.  Owner agrees to recognize the rights and interests of others in such ores and materials stockpiled on the Premises and to permit the removal thereof by Lessee at any time during the term of this agreement, or by the owners thereof, for a reasonable time after termination of this Agreement, all without liability or expense to Owner.

8.3

Waste.  Waste, overburden, surface stripping and other materials from the Premises may be deposited on or off the Premises.  Such materials from other lands may be deposited on the Premises only if the same will not interfere with mining operations on the Premises.  Nothing in this paragraph shall limit the provisions in the subparagraphs above concerning stockpiling product on or off the Premises.

9.

Treatment.  Lessee shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any ore, product and materials mined or produced from the Premises and from other lands.  Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Premises or on other lands.  Such treatment shall be conducted in a careful and workmanlike manner.  The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Premises or on other lands, without Lessee's obligation to remove the same.

10.

Scope of Agreement.  This Agreement shall extend to and include only the Premises described in Exhibit "A", including the Area of Interest lying within two miles from the perimeter of the Premises as described under Section 5. Definitions.

11.

Liens and Notices of Non-Responsibility.  Except as otherwise agreed in writing, Owner and Lessee agree to keep the Premises at all times free and clear of liens for materials furnished and labor done or work performed upon the Premises at the request of or for the benefit of Lessee, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Premises before such indebtedness and liabilities shall become a lien, charge, or encumbrance; provided, however, that Lessee need not discharge or release any such lien, charge or encumbrance; so long as Lessee is contesting the same.  Nothing stated herein shall prohibit Lessee from pledging its interest in this Agreement as security for any indebtedness of Lessee incurred for the purpose of the exploration, development or mining of the Premises.  Owner may post upon the Premises and keep posted thereon in a conspicuous place a notice of non-responsibility which will be prepared by Owner; and Lessee will, in the event such notice is destroyed or removed, upon finding same, notify Owner.  The parties agree that Owner shall be informed immediately of the execution of this Agreement by Lessee in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Premises are located.  Nothing herein shall be construed to prevent Lessee from assigning, pledging, encumbering or otherwise transferring its interest in this Agreement or the Premises for the purpose of acquiring financing for its activities or operations on the Premises, which assignment, pledge, encumbrance or transfer are expressly authorized hereunder.

12.

Taxes.

12.1

Personal Property Taxes.  Nothing in the foregoing shall be construed to obligate Lessee to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed or used on any part or parts of the Premises by or for Owner other than Lessee.  If Owner receives tax bills or claims which are the responsibility of Lessee hereunder, the same shall be promptly forwarded to Lessee for appropriate action, and if any of the same are not received by Lessee at least ten (10) business days before payment called for thereunder is due, Lessee shall not be responsible for any interest, penalty, charge, expense, or other liability arising by reason of late payment of such payment, the Owner hereby indemnifying and saving harmless Lessee from all of the same that may be incurred by Lessee from time to time.

12.2

Income or Similar Taxes.  Lessee shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Owner, based upon payments under this Agreement.

13.

Insurance.  Lessee shall procure, and at all times during the performance of this Agreement, maintain in full force and effect such all-risk insurance as may be appropriate, but in amounts not less than $1,000,000.00 per person and $1,000,000.00 per accident for all bodily injury claims, and not less than $2,000,000.00 for property damage claims, as well as coverage to comply with all workmen's compensation and other insurance required by law, provided that a blanket type insurance policy carried by Lessee shall satisfy Lessee's obligations under this provision.  Lessee shall forever indemnify and save harmless Owner, its heirs, executors, administrators, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising out of Lessee's occupation and use of the Premises, or its operations thereon or therein.  All such insurance shall be maintained by Lessee at its own expense throughout the duration of this Agreement, and whenever Owner reasonably requests, Lessee shall furnish to Owner evidence that such insurance is being maintained.  Owner shall forever indemnify and save harmless Lessee, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising from Owner's occupation and use of the Premises, or its operations thereon or therein, before the Effective Date and after the termination date.

14.

Title Information and Data.  Lessee may at any time cause a title search to be done covering all or any part of the Premises. Owner forthwith shall obtain and deliver to Lessee copies of all title documents affecting the Premises which Owner has in its possession or available to it, including copies of any plats and field notes of surveys of the Premises.  Owner agrees to make available to Lessee copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Owner may have in its possession, without charge.

15.

Representation of Title.  Owner represents and warrants that the Premises defined in Exhibit "A" of this Agreement are in good standing and that Owner has full property rights and mineral rights under Mineral Lease Agreement and Option to Purchase, dated ___________  to the Premises and that no other party has any right, title or interest therein; that Owner has good right and full power to convey the effective interest described herein; that the Premises are free and clear of all encumbrances; and that Owner shall not commit any act or acts which will encumber or cause a lien to be placed on the Premises, or which might hinder or impair the rights or ability of Lessee to exercise its rights hereunder, except subject and subordinate to the terms of this Agreement.  The representations and warranties described herein shall survive termination of the Option.

16.

Scope of Agreement.  This Agreement shall extend to and include only the Premises described in Exhibit "A" including the Area of Interest lying within two miles from the perimeter of the Premises as described under Section 5. Definitions.  If during the term of this Agreement Lessee locates any unpatented mining claims within the area described as Area of Interest, the claims shall be deemed a part of the Premises for purposes of this Agreement.

17.

Warranties and Representations.

17.1

Mutual Warranties and Representations.  Each of the parties warrants and represents to the other as follows:

17.1.1

Compliance with Laws.  That each party has complied with all applicable laws and regulations of any governmental body, Federal, state or local regarding the terms of this Agreement and the performance thereof.

17.1.2

No Pending Proceedings.  That there are no lawsuits or proceedings pending or threatened which affect the ability of the parties to perform the terms of this Agreement.

17.1.3

Authority.  That each party has the full right, title and authority to enter into this Agreement and to perform the same in accordance with the terms hereof, and neither this Agreement, nor the performance thereof violates, or constitutes a default under the provisions of, any other agreement to which such party is a party or to which it is bound.

17.1.4

Costs.  Each of the parties shall pay its costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.1.5

Noninterference.  Each of the parties covenants that it will not do or permit to be done any act which would or might hinder or impair the rights of the other party to exercise any right granted under this Agreement.

17.2

Owner's Warranties and Representations.  Owner warrants and represents that the consummation of this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, or any other agreement, instrument or arrangement to which Owner is a party.

So long as Lessee is not in default under this Agreement, on written request from Lessee, Owner will execute and deliver to Lessee an estoppel certificate, in form acceptable to Lessee, whereby Owner confirms that the Agreement is in full force and effect and that there are no defaults by Owner or Lessee under the Agreement.

18.

Cancellation:

18.1.

Cancellation by Owner.  In the event of any default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be required to give Lessee written notice of the default, specifying details of the same.  If such default is not remedied within sixty (60) days after receipt of said notice, provided the same can reasonably be done within that time, or, if not, if Lessee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, then this Agreement shall be deemed canceled and terminated effective on the sixtieth (60th) day after the Lessee's receipt of said notice.  In the case of Lessee's failure to pay the minimum payments due hereunder, Owner shall be required to give Lessee written notice of the default, and if such default is not remedied within twenty (20) days after the receipt of said notice, then this Agreement shall be deemed canceled and terminated effective on the twentieth (20th) day after Lessee's receipt of said notice.  No such cancellation, however, shall be based on a default hereunder or on a failure to remedy the same, when resulting from any cause beyond the reasonable control of Lessee, including, without limitation, the force majeure provisions herein.

18.1.

Cancellation by Lessee.  Lessee may at any time cancel this agreement by giving written notice to Owner and tendering to Owner a written release thereof in proper form for recording.  Lessee may record a duplicate of said release in the same office where the hereinafter mentioned memorandum agreement is recorded.

19.

Removal of Equipment.  Lessee shall have, and it is hereby given and granted, one hundred twenty (120) days after termination of this Agreement, to remove from the Premises all buildings, structures, warehouse stock, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks, pipes and connections, mine cages, and any and all other machinery, trade fixtures and equipment, erected or placed in or upon the Premises by it, together with all ore broken in stopes or workings, except mine supports and timber in place and permanent improvements.

20.

Data.  Upon termination of this Agreement, except termination upon Lessee 's exercise of the Option, and upon timely request by Owner, Lessee will provide a copy of all drilling logs, assays, maps and other non-interpretive factual data which Lessee has prepared in connection with its exploration and development of the Premises under this Agreement.  If Owner requests delivery of such data within thirty (30) days after termination of this Agreement, Lessee agrees that it will within thirty (30) days after such request deliver to Owner a copy of all drilling logs, maps and other non-interpretive factual data which Lessee has prepared.  If Owner does not timely request such data, LLC shall have no responsibility to deliver the same to Owner.  Lessee shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information.

21.

Confidentiality.  The data and information, including the terms of this Agreement, coming into the possession of Owner by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Premises or to publicly announce and disclose information  under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed.  Owner agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Lessee of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Lessee to jointly or simultaneously make a similar public announcement or disclosure if Lessee so desires, provided, however, that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to which such conveyance or assignment is anticipated or with whom such negotiations for loans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished.  Nothing herein shall limit or restrict the right of Lessee to provide, deliver or release to parent companies, subsidiary companies, related companies, affiliated companies with a common parent, and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Lessee by virtue of this Agreement.

22

Force Majeure.  The respective obligations of either party, except the obligation of Lessee to pay the annual payments due hereunder which annual payments shall continue regardless of the enforcement of this Section 22, shall be suspended during the time and to the extent that such party is prevented from complying therewith, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot unavoidable casualty, act or restraint, present or future, of any lawful authority, act of God, act of public enemy, delays in transportation, governmental regulation, environmental restrictions, permit or license applications and approvals, or other cause of the same or other character beyond the reasonable control of such party.

23.

Disputes Not to Interrupt Operations.  Disputes or differences between the parties hereto shall not interrupt performance of this Agreement or the continuation of operations hereunder.  In the event of any dispute or difference, operations may be continued, and settlements and payments may be made hereunder in the same manner as prior to such dispute or difference.  In case of any dispute between the parties arising under this Agreement which cannot be settled between the parties, the same shall be submitted to the American Arbitration Association in accordance with the laws of the state in which the Premises is located and the Rules of the American Arbitration Association, and the cost thereof shall be paid by Owner and Lessee in equal shares.

24.

 Memorandum Agreement.  Upon execution of this Agreement, the parties shall execute and cause to be delivered a short form of this Agreement which shall be recorded in the office of the recorder of each county wherein all or part of the Premises are located.  The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties hereto.

25.

Notices.  Any notices required or authorized to be given by this Agreement shall be in written form.  Any notices required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this section.  Notices so given shall be deemed to have been received by the addressee five (5) days from the date of mailing.  Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if personally delivered to the proper party or if sent by telex, telegraph or other wire service and actually received by such party, and such notice shall be effective upon the date of receipt by such party.

If to Owner:

IMA-1, LLC

2705 Lorraine Drive

Missoula, MT 59803

If to Lessee:

Bardswich, Idaho, LLC

571 Cedar Hills Road

Whitehall, MT 59759

26.

Binding Effect of Obligations.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their heirs, personal representatives, successors and assigns.

27.

Whole Agreement.  The parties hereto agree that the whole agreement between them is written herein and in a memorandum agreement of even date herewith which is intended to be recorded, and that this Agreement shall constitute the entire contract between the parties.  There are no terms or conditions, express or implied, other than herein stated.  This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

28.

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Montana.

 29.

Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30.

Other Interests.  Owner hereby represents that Lessee has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Premises subject to this Agreement, and/or to discontinue or interfere with a business relationship with any such licensee for Lessee, or otherwise.  Owner agrees to indemnify and defend Lessee against any and all claims, demands or suits for damages or injunctive relief which may be brought against Lessee, incident to, arising out of, in connection with or resulting from any such termination and/or discontinuance of a business relationship.

31.

Severability.  If any part, term or provision of this Agreement is held by the courts to be illegal or in conflict with any law of the United States or the State of Montana the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

32.

Assignment.

32.1.

Assignment by Lessee.  Lessee shall be at liberty,  in its sole and uncontrolled discretion, to sell, dispose of or deal with this Agreement or any portion of its interest herein on such terms and conditions and by way of lease, farm-in, joint venture, option or otherwise and for such consideration as Lessee shall see fit.  Any such sale, disposition or deal regarding this Agreement shall be subject to the right of the Owner to be paid the payments, it being agreed that the obligation to pay the payments may be assigned in whole or in part by Lessee to the extent that Lessee sells, disposes of, or deals with this Agreement and its rights therein, and upon such sale or disposition by Lessee, the obligation to pay the payments shall become the obligation of the transferee, and not Lessee, to the extent that Lessee sells, disposes of, or deals with this Agreement or its rights therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective the date described herein.

Owner:

/s/ Hartmut W. Baitis - Member

__________________________

IMA-1

Lessee:

/s/ Lloyd J. Bardswich

_________________________

Bardswich, Idaho, LLC

STATE OF MONTANA

  )

  ) ss.

COUNTY OF MADISON

  )

On this 20th day of March, 2007, personally appeared before, a Notary Public, Hartmut W. Baitis, who acknowledged that he executed the above Mineral Lease Agreement and Option to Purchase in his capacity as Member, for IMA-1, LLC, and on behalf of said IMA-1, LLC and that the IMA-1, LLC executed the above Mineral Lease Agreement and Option to Purchase.

My Commission Expires:

January 26, 2009

/s/ Marlene H. Moen

SEAL

________________________________

Notary Public

Residing at: Ennis, MT

STATE OF MONTANA

)

) ss.

COUNTY OF SILVER BOW

)

On this 29th day of March, 2007, personally appeared before, a Notary Public, L.J. Bardswich, who acknowledged that he executed the above Mineral Lease Agreement and Option to Purchase in his capacity as Member, for Bardswich, Idaho, LLC on behalf of said Bardswich, Idaho, LLC and that the Bardswich, Idaho, LLC executed the above Mineral Lease Agreement and Option to Purchase.

My Commission Expires:

November  2, 2009

Stacy J. Leipheimer

SEAL

______________________________

Notary Public

Residing at: Silver Bow

EXHIBIT "A"

Attached to and made a part of the Memorandum of Mineral Lease Agreement and Option to Purchase between IMA-1, LLC and Bardswich, Idaho, LLC for Patented Mining Claims Plus Fee Property in Lemhi County, State of Idaho listed as follows:

All of the below described property being located in Township 14 North, Range 23 East, Boise Meridian, Lemhi County, Idaho.

IMA-1; IMA-2; IMA-3; IMA-4; IMA-5; IMA-6; IMA-8; IMA-9; IMA-10; IMA-11; IMA-12;

IMA-13; IMA-14; IMA-15; IMA-16; IMA-17; IMA-18; IMA-19; IMA-20; IMA-21; IMA-22;

IMA-29; Mineral Survey Numbers' 1936, 1946, 1827;

Total area of 395.983 acres

T-487;

A part of the SE¼SE¼ of Section 22 in Township 14 North, Range 23 East, Boise Meridian, described as follows: From the Southeast corner of Section 22, run N 78° 39' W, 1421.07 feet to the Northeast corner of the Wiggins tact; thence N 87° 40' E, 380.0 feet to the point of beginning; thence N 0° 00' W, 150 feet; thence N 87° 15' W; 75 feet; thence S 0° 00' W, 150 feet; thence S 87° 15' E, 75 feet to the point of beginning.

Containing 0.52 acres.

T-491:

A part of the SE¼, of Section 22 in Township 14 North, Range 23 East, Boise Meridian, described as follows: Commencing at the Southeast corner of Section 22; thence N 78° 39' W, 1421.7 feet to the Northeast corner of the Wiggins tract; thence N 65 51' E, 178.0 feet to the point of beginning; thence N 1° 34' E, 125.0 feet; thence N 88° 26' W, 100.0 feet; thence S 1° 34' W, 125.0 feet; thence S 88° 26' E, 100.0 feet to the point of beginning, containing 0.29 acres.

Township 14 North, Range 23 Ease, Boise Meridian

Section 27: N½ NW ¼, less exceptions; N½NE ¼, less exceptions (152.00 acres)

Section 22: S½ SE ¼, less exceptions (63.112 acres)